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                                                                  EXHIBIT 10.102

[THE OMITTED PORTIONS INDICATED BY AN ASTERISK HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.]

                                SUPPLY AGREEMENT

            This Supply Agreement (this "AGREEMENT") is entered into this 15th day of July, 2004 between Medicis Aesthetics Holdings Inc., a corporation organized under the laws of the State of Delaware ("MEDICIS"), and a wholly-owned subsidiary of Medicis Pharmaceutical Corporation, a corporation organized under the laws of the State of Delaware ("MEDICIS PHARMACEUTICAL"), and Q-Med AB, a company organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 ("Q-MED").

                                    RECITALS

            WHEREAS, Medicis has been granted, pursuant to the License Agreement (as defined herein), a license under the Licensed Rights (as defined herein) without a right to manufacture or have manufactured, the Licensed Products in the Territory (as defined herein);

            WHEREAS, in connection with entering into such License Agreement, Q-Med has agreed to supply Medicis and its Affiliates (as defined herein) with the Licensed Products and Medicis has the right to sublicense immediately to Medicis' Permitted Transferees (as defined in the License Agreement) its rights under the Licensed Rights pursuant to the License Agreement; and

            WHEREAS, Q-Med and Medicis desire to define their respective rights and obligations with regard to the supply of the Licensed Products in this Agreement.

            NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

            "ACTION" shall mean any action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding brought in law or at equity by a Governmental Authority or other Person.

            "ACTUAL ASP" shall have the meaning given to such term in Section 4.1(b).

            "ADVERTISING" shall mean printed or descriptive matter not classified by the FDA as labeling (e.g., promotional material airing on television and radio or appearing in journals, magazines and newspapers).

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            "ADVERTISING IN CANADA" shall mean printed or descriptive matter not classified by the TPD as labeling (e.g., promotional material airing on television and radio or appearing in journals, magazines and newspapers).

            "AESTHETIC ENHANCEMENT" shall mean the alteration of the visual appearance, visual form, visual size, or visual shape of the naked human body or any of its components; provided, that Aesthetic Enhancement shall not be deemed to include modification of the functions, restoration of the functions, adjustment of the functions or correction of the functions of the human body or any of its component parts.

            "AFFILIATE" of a Person shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

            "AGREEMENT" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "AMENDED MEDICAL DEVICE LICENSE" shall mean a license issued by the TPD approving an Amended Medical Device License Application and allowing Commercial Distribution of a Licensed Product in Canada.

            "AMENDED MEDICAL DEVICE LICENSE APPLICATION" shall mean an application amending an approved Medical Device License and requesting TPD's approval to Commercially Distribute a Licensed Product reflecting any change or supplement to the Medical Device License which is required or permitted to be made pursuant to Canada's FDA and/or regulations made thereunder or other TPD policies or guidelines, including all information submitted with or incorporated by reference therein.

            "AMENDED MEDICAL DEVICE LICENSE APPROVAL" shall mean TPD's approval of an Amended Medical Device License.

            "AVERAGE SELLING PRICE" shall mean in U.S. dollars the Net Revenues for a given period divided by the number of units sold of a Licensed Product for such given period.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Sweden or New York are authorized or obligated by Law or executive order to remain closed.

            "CANADA'S FDA" shall mean Canada's Food and Drugs Act, R.S.C. 1985,
c. F-27, as amended.

            "CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party or Medicis Pharmaceutical on a consolidated basis; or (b) any transaction or event (or series of transactions or events) as a result of which any Person (other than an Affiliate of such Party or Medicis Pharmaceutical), acting singly or as a

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part of a "partnership, limited partnership, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party or Medicis Pharmaceutical; or (ii) acquires (by purchase, merger, consolidation or otherwise) equity securities of a Party or Medicis Pharmaceutical with the right to or for the first time is otherwise able to, nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party or Medicis Pharmaceutical, in each of (a) or (b), in the event that Q-Med, Medicis or Medicis Pharmaceutical, as the case may be, was not a party to the applicable transaction and/or such transaction was not approved by the Board of Directors of Q-Med, Medicis or Medicis Pharmaceutical, as the case may be.

            "CLOSING" shall have the meaning set forth in the License Agreement.

            "CLOSING DATE" shall mean the date of the Closing of the transactions contemplated by the License Agreement.

            "COMMERCIAL DISTRIBUTION" shall mean a distribution in accordance with the terms and conditions of the Transaction Agreements for all purposes other than Investigational Distribution.

            "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Undertaking, dated as of March 29, 2004 between Q-Med and Medicis Pharmaceutical, as the same may be amended from time to time in accordance with its terms, which shall supercede and replace in its entirety any and all confidentiality agreements or arrangements entered into prior to the date hereof by the Parties or their respective officers, directors, employees, agents, consultants or representatives with respect to the transactions contemplated by the Transaction Agreements other than the Mutual Disclosure and Confidentiality Agreement, dated September 15, 1999, between Medicis Pharmaceutical and Q-Med, which shall continue in full force and effect in accordance with its terms.

            "COST OF PRODUCTION" shall mean the production cost for producing one unit, the calculation done once a year, calculations based on an Activity Based Costing (ABC) model, using the information in the budget of Q-Med. Such amount excludes the allocation of administrative costs not related to the production. Related production variances will be determined by Q-Med subsequent to the end of the calendar year and will be billed or credited to future orders placed by Medicis.

            "DIRECT COSTS" shall mean Cost of Production and Overhead plus any additional direct costs applicable to providing Licensed Products for Investigational Distribution.

            "FCA" shall mean FCA as defined in the International Chamber of Commerce Incoterms 2000.

            "FDA" shall mean the United States Food and Drug Administration.

                                       3

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            "FDCA" shall mean the United States Federal Food, Drug, and Cosmetic
Act of 1938, as amended (21 U.S.C. Sections 301 et. seq.).

            "FIELD" shall mean Aesthetic Enhancement.

            "FIRM ORDER" shall mean a written irrevocable firm purchase order for the Licensed Products, which order shall set forth (i) the Licensed Product requirement on a monthly basis for a three (3) month period and (ii) shall include a delivery schedule specifying the monthly delivery date for each Licensed Product ordered and the location to which shipment of such Licensed Product is to be delivered by Q-Med.

            "GOVERNMENTAL AUTHORITY" shall mean any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority.

            "GUARANTEE" shall mean the guarantee dated as of the Closing Date from Medicis Pharmaceutical to Q-Med.

            "IDE APPLICATION" shall mean an investigational device exemption application requesting FDA or TPD approval to distribute an investigational device for clinical study, pursuant to the requirements of 21 C.F.R. Part 812 and Part 3 of the Canadian Medical Device Regulations SOR/98-282 as amended.

            "IDE APPROVAL" shall mean FDA's approval of an IDE Application or an IDE deemed approved pursuant to the requirements set forth in 21 C.F.R. Part 812 permitting distribution of an investigational product.

            "IDE CANADA APPROVAL" shall mean TPD permission to distribute an investigational device for clinical study, pursuant to the provisions of Part 3 of the Canadian Medical Device Regulations SOR/98-282, as amended.

            "IDE SUPPLEMENT" shall mean an IDE supplement application requesting approval for changes in the investigational plan, clinical protocol, or developmental or manufacturing changes pursuant to the requirements of 21 C.F.R.
Part 812.

            "IDE SUPPLEMENT APPROVAL" shall mean FDA's approval of an IDE Supplement.

            "IMPROVEMENTS" shall mean any replacements, improvements or modifications, including without limitation, new indications or new uses, in each case in the Field.

            "INVESTIGATIONAL DISTRIBUTION" shall mean distribution in accordance with the terms and conditions of the Transaction Agreements pursuant to the requirements of 21 C.F.R. Part 812 in the United States and Part 3 of the Canadian Medical Device Regulations SOR/98-282 in Canada.

            "LABELING" shall mean all labels and other written, printed or graphic material upon any Licensed Product or any of its containers or wrappers accompanying such Licensed Product (e.g., instructions sheets, package inserts).

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            "LAUNCH" of a Licensed Product shall mean the first offer for sale of the Licensed Product to the trade.

            "LAWS" shall mean all applicable laws, statutes, rules, regulations, ordinances and other pronouncements of law of any Governmental Authority.

            "LICENSE AGREEMENT" shall mean the Intellectual Property License Agreement, dated as of the date hereof, between Medicis and Q-Med.

            "LICENSED KNOW-HOW" shall have the meaning given to such term in the License Agreement.

            * * *

            "LICENSED REGULATORY DATA" shall have the meaning given to such term in the License Agreement.

            "LICENSED RIGHTS" shall have the meaning set forth in the License Agreement.

            "LICENSEE REGULATORY MATERIALS" shall have the meaning given to such term in the License Agreement.

            "LOSS" or "LOSSES" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including reasonable legal fees and expenses, but excluding loss of profits or other special, punitive or consequential damages (except as set forth in Sections 9.1(c) and 9.2(b)).

            "MACROLANE SIDE LETTER" shall mean that certain letter from Medicis to Q-Med, dated as of the Closing Date.

            "MANUFACTURE", "MANUFACTURED" or "MANUFACTURING" shall mean manufacture, process, test, assemble, fill, label and package and shall also include the performance of any activity that would render an entity a "manufacturer" under 21 C.F.R. Sections 803.3(o) and 820.3(o).

            "MANUFACTURING DIRECT COSTS" shall mean Cost of Production, Overhead and Profit.

            "MEDICAL DEVICE DIRECTIVE" shall mean the European Council Directive concerning Medical Devices, 93/42/EEC (OJ No L 169/1, July 12, 1993), as amended.

            "MEDICAL DEVICE LICENSE" shall mean a medical device license issued by the TPD and approving the Commercial Distribution of a Licensed Product.

            "MEDICAL DEVICE LICENSE APPLICATION" shall mean a medical device license application requesting TPD's approval to commercially distribute a Licensed Product, including all information submitted with or incorporated by reference therein.

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            "MEDICAL DEVICE LICENSE APPROVAL" shall mean TPD's approval of a
Medical Device License Application.

            "MILESTONE PAYMENTS" shall have the meaning given to such term in the License Agreement.

            "NET REVENUES" shall mean, with respect to any Licensed Product, the gross sales of such Licensed Product invoiced by Medicis and/or its Affiliates to Medicis' and/or its Affiliates' customers who are not Affiliates, less, to the extent actually paid or accrued net of payments by Medicis and/or its Affiliates (as applicable), (a) normal and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Licensed Product; (b) normal and customary freight and insurance costs incurred in transporting such Licensed Product to and from such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions or special programs for such Licensed Product; and (d) excise, sales, use, value-added and other direct taxes (but not income taxes of any kind) imposed upon the sale of such Licensed Product to such customers. For avoidance of doubt, Medicis shall calculate Net Revenues for purposes of this Agreement according to U.S. generally accepted accounting principles applied on a consistent basis and in a manner consistent with Medicis Pharmaceutical's calculations of consolidated net revenues and consistent with the numbers used to consolidate net revenues reported in Medicis Pharmaceutical's periodic reports with the United States Securities and Exchange Commission.

            "NOTIFIED BODY" shall mean the certification organization designated by the relevant national authority of any member of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Medical Device Directive.

            "ONE TIME PAYMENTS" shall have the meaning given to such term in the License Agreement.

            "ORDERED PRODUCTS" shall mean the Licensed Products ordered pursuant to a Firm Order.

            "OVERHEAD" shall mean as to the Licensed Product in the Territory allocated, yearly sum, including the costs for maintenance of the quality system, interest if any, related solely to loans on production facilities, process development and production development, such yearly sum based on the budget of Q-Med, and allocated to the number of units of Licensed Products.

            "PARTY" shall mean Q-Med or Medicis and, when used in the plural, means both Q-Med and Medicis or their respective Permitted Transferees or Third Party transferees, in each case upon the consummation of a Transfer in accordance with the terms and conditions herein.

            "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or organization.

                                       6

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            "PMA APPLICATION" shall mean a premarket approval application under section 515(c) of the FDCA requesting FDA's approval to commercially sell and distribute a Licensed Product in the United States and its territories and possessions, including all information submitted with or incorporated by reference therein.

            "PMA APPROVAL" shall mean approval from the FDA of a PMA
Application.

            "PMA SUPPLEMENT" shall mean a supplemental application to an approved PMA Application requesting FDA's approval of a Licensed Product or relating to the Manufacture or Labeling thereof, including all information submitted with or incorporated by reference therein.

            "PMA SUPPLEMENT APPROVAL" shall mean FDA's approval of a PMA Supplement allowing Commercial Distribution of a Licensed Product.

            "PPI" shall mean the Producer Price Index as published by the Statistical Central Bureau of Sweden.

            "PREVIOUS LICENSE LETTER AGREEMENT" shall mean that certain letter from Medicis Pharmaceutical to Q-Med, dated as of the Closing Date, relating to the Previous License Agreement (as such term is defined in the License Agreement).

            "PRIOR SUPPLY AGREEMENT" shall mean that certain Supply Agreement dated March 7, 2003, between Medicis Pharmaceutical and Q-Med, as the same may be amended from time to time in accordance with its terms.

            "PRODUCT CLAIM" shall mean an Action by a Third Party in respect of potential or actual injury, harm or death whether based in strict tort liability, strict products liability, negligence, misrepresentation, or breach of express or implied warranty, allegedly due and owing as a result of the manufacture, use, application or defective condition of any of the Licensed Products or the Labeling of any of the Licensed Products.

            "PROFIT" shall mean an amount per unit of a Licensed Product equal to the amount of Cost of Production per unit.

            "PROMOTIONAL LABELING" shall mean a subset of Labeling that is intended as marketing material that is intended to promote Licensed Products (e.g., customer presentations, detailing pieces, press kits, brochures, trade show presentations, flyers, booklets, mailing pieces, and "Dear Doctor" letters); provided, however, that excluded from this definition are written materials or communications intended for a non-customer audience (e.g., United States Securities Exchange Commission filings and press releases for the financial community), price sheets and reminder labeling that sets forth the product name but not the indications or other use information as defined in 21 C.F.R. Section 801.109(d).

            "QUALITY SYSTEM REGULATION" or "QSR" shall mean the quality system requirements applicable to manufacturers of finished medical devices commercially distributed in the United States and its territories and possessions, codified at 21 C.F.R. Part 820.

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

            "QUALITY SYSTEM REGULATION CANADA" or "QSRC" shall mean the quality system requirements applicable to manufacturers of medical devices commercially distributed in Canada, as set forth in Canada's Medical Devices Regulations, SOR/98-282, as amended.

            "REGULATORY APPROVAL" shall mean a PMA Approval, PMA Supplement Approval, IDE Approval, IDE Canada Approval, Medical Device License Approval and/or Amended Medical Device License Approval.

            "SEK" shall mean Swedish Krona, the currency currently used in Sweden or the Euro if the Euro is adopted as the official currency used in Sweden at the official exchange rate.

            "SPECIFICATIONS" shall mean the specifications for each of the Licensed Products as set forth on Schedule A; provided that all amendments thereof shall be agreed to in a writing signed by both of the Parties.

            "STEERING COMMITTEE" shall mean the Steering Committee already established pursuant to the Prior Supply Agreement. It shall have all the same membership, voting, delegation, and deadlock resolution procedures and requirements, except that it shall not use the "most interested party" procedure in connection with this Agreement. For convenience, a copy of these provisions are attached in Schedule B to this Agreement. In the event of a conflict between the provisions of Article VI hereof and Schedule B, Article VI shall control.

            "SUBQ" shall mean the first Licensed Product.

            "TERM" shall have the meaning set forth in Section 8.1.

            "TERRITORY" shall mean the United States, including its territories and possessions, and Canada.

            "TERRITORY SPECIFIC MATERIALS" shall have the meaning given to such term in the License Agreement.

            "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

            "TPD" shall mean Canada's Therapeutic Products Directorate.

            "TRANSACTION AGREEMENTS" shall mean this Agreement, the License Agreement, the Macrolane Side Letter, the Previous License Letter Agreement, the Guarantee and the Confidentiality Agreement.

            "TRANSFER" shall mean any Change in Control or Volitional Change in Control of a Party or Medicis Pharmaceutical or a transfer or assignment by a Party of its rights and obligations under this Agreement.

            "VOLITIONAL CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party or Medicis Pharmaceutical on a consolidated basis; or (b) any transaction or event (or series of transactions

                                       8

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or events) as a result of which any Person (other than an Affiliate of such
Party or Medicis Pharmaceutical), acting singly or as a part of a "partnership, limited partnership, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party or Medicis Pharmaceutical; or (ii) acquires (by purchase, merger, consolidation or otherwise) equity securities of a Party or Medicis Pharmaceutical with the right to or for the first time is otherwise able to, nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party or Medicis Pharmaceutical, in each of (a) or (b),in the event that Q-Med, Medicis or Medicis Pharmaceutical, as the case may be, was a party to the applicable transaction or of which the Board of Directors of Q-Med, Medicis or Medicis Pharmaceutical, as the case may be, shall have approved.

            1.2 Other Definitional Provisions.

            (a) The words "HEREOF", "HEREIN", "HERETO" and "HEREUNDER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise indicated.

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The term "INCLUDING" shall mean "INCLUDING, WITHOUT LIMITATION".

            (d) When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or a Schedule to, this Agreement unless otherwise indicated.

                                   ARTICLE II

           SUPPLY OF LICENSED PRODUCTS; FORECASTS AND PURCHASE ORDERS

            2.1 Licensed Products to be Supplied. Medicis shall, and shall cause its Affiliates to, purchase from Q-Med or any manufacturer designated by Q-Med as permitted by the terms of this Agreement, and Q-Med shall sell, and shall cause to have sold, to Medicis and its Affiliates, except as otherwise provided herein, all of Medicis' and its Affiliates' requirements for the Licensed Products during the Term as provided herein for marketing, use, import, offer for sale, commercializing or otherwise disposing of and sale for Commercial Distribution and Investigational Distribution in the Territory in accordance with the terms of the Transaction Agreements. Medicis shall, and agrees to cause its Affiliates to, solely and exclusively purchase the Licensed Products from Q-Med or any manufacturer designated by Q-Med, and neither Medicis nor any of its Affiliates shall have the right to purchase any Licensed Product or any generic version thereof from, directly or indirectly, any other Person.

            2.2 Forecasts. (a) With respect to all Licensed Products to be supplied for Commercial Distribution and Investigational Distribution in the Territory, including any

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portion thereof, Medicis shall provide Q-Med with a forecast of Medicis' and its
Affiliate's estimated monthly requirements of the applicable Licensed Products (with Licensed Products required for Commercial Distribution and Licensed Products required for Investigational Distribution being reported as separate line items) for the twelve (12) month period commencing on the date hereof in substantially the form attached hereto as Schedule C, which forecast shall be delivered by Medicis to Q-Med within fourteen (14) calendar days of the date hereof. Medicis shall update such forecast on a monthly basis until such time as Medicis is providing forecasts and placing Firm Orders pursuant to Section 2.2(b). Such updates shall be delivered to Q-Med on the fifth (5th) Business Day prior to the commencement of the subsequent month. In addition, until such time as Medicis is providing forecasts and placing Firm Orders pursuant to Section 2.2(b), Medicis may provide Q-Med with three (3) separate initial Firm Orders for Licensed Products (one for Investigational Distribution in the Territory, one for Commercial Distribution in Canada and one for Commercial Distribution in the United States) at any time; provided that (i) Q-Med shall not be obligated to supply Licensed Products in accordance with each such initial Firm Order prior to the later of ten (10) weeks after (A) the date on which Medicis provides Q-Med with such initial Firm Order or (B) the date that Medicis provides the approved Labeling with respect to such initial Firm Order, provided, that Q-Med shall use commercially reasonable efforts to supply such Licensed Products in less than ten (10) weeks; (ii) Q-Med shall not be obligated to supply Licensed Products in accordance with each such initial Firm Order unless Medicis has made all applicable One Time Payments and Milestone Payments then due under the terms of the License Agreement, including Section 8.5 thereof; (iii) if Medicis, by placing an initial Firm Order prior to receipt of the applicable Regulatory Approval for such Licensed Products, requests that Q-Med commence the Manufacture of any Licensed Products prior to the receipt of the applicable Regulatory Approval for such Licensed Products, Medicis shall bear any risks, including without limitation additional direct (which shall be deemed to include labor) costs and expenses, of any changes required, including, without limitation, any changes in Labeling, to comply with such Regulatory Approvals subsequently received and in such event, Q-Med shall then commence such Manufacture as so requested; (iv) with respect to SubQ, Q-Med shall not be obligated to supply, in excess of * * * pursuant to each such initial Firm
Order; and (v) with respect to all other Licensed Products, Q-Med shall advise Medicis of the maximum number of syringes that it may be obligated to deliver pursuant to the applicable initial Firm Order within five (5) Business Days of the date of such Initial Firm Order.

            (b) Except as provided in Section 2.2(a), on or before the fifth
(5th) Business Day prior to the first day of each calendar month, Medicis shall give to Q-Med a forecast of Medicis' and its Affiliates' estimated monthly requirements of the Licensed Products for the twelve (12) month period commencing with the next succeeding calendar month (for example, a forecast delivered on May 25 shall estimate the monthly requirements of Licensed Products for the twelve (12) month period commencing July 1). The twelve (12) month forecast delivered to Q-Med pursuant to the preceding sentence shall represent Medicis' reasonable estimates of the quantity of the Licensed Products that Medicis and its Affiliates will require during such twelve (12) month period to which such forecast applies, and the forecast of its monthly requirements of the Licensed Products during the first three (3) months of such twelve (12) month period shall be reflected in a Firm Order accompanying such forecast.

            (c) Notwithstanding the foregoing, any Firm Order for any Licensed Product placed for a one (1) month period in accordance with Section 2.2(b) shall be between 80% and

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120% of the most recent forecast estimated quantity for such Licensed Product for such one (1) month period provided by Medicis to Q-Med in accordance with this Section 2.2 prior to the Firm Order being placed by Medicis. In the event that Medicis shall submit a Firm Order that is below 80% of the applicable forecast estimated quantity, Q-Med shall deliver to Medicis and Medicis shall be required to purchase an amount equal to 80% of such applicable forecast estimated quantity. To the extent that the Firm Order is for more than 120% of the most recent forecast estimated quantity for a Licensed Product, Q-Med shall not be obligated with respect to the excess over 120% to supply a greater quantity than it is able to supply using its commercially reasonable efforts.

            (d) In addition to the foregoing forecast requirements, commencing on the date hereof, on or before the fifth (5th) Business Day prior to the first day of each calendar quarter, Medicis shall give to Q-Med a forecast of Medicis' and its Affiliate's estimated quarterly requirements of the Licensed Products for an additional thirty-six (36) month period beyond the twelve (12) month periods in Section 2.2(a) and (b). The thirty-six (36) month forecast delivered to Q-Med pursuant to this clause (d) shall represent Medicis' reasonable estimates of the quantity of the Licensed Products that Medicis and its Affiliates will require during such period to which such forecast applies, provided that such forecast shall be for planning purposes of Q-Med only and shall not constitute a Firm Order.

            (e) All forecasts to be provided or delivered by Medicis to Q-Med pursuant to this Section 2.2 shall be in writing, which may be electronic.

            2.3 Capacity. (a) Q-Med shall use its commercially reasonable efforts to obtain and maintain capacity or inventory sufficient to meet Medicis' requirements as indicated in the combined forty-eight (48) month forecast provided to Q-Med in accordance with Section 2.2(b) and (d). If at any time Q-Med reasonably believes that Q-Med may not have sufficient capacity or inventory to fulfill the requirements so forecasted by Medicis (a "CAPACITY SHORTAGE"), whether due to insufficient manufacturing capacity or otherwise, then Q-Med shall request written confirmation from Medicis' Chief Executive Officer of Medicis' forecasted requirements for such forty-eight (48) month period that give rise to such possible Capacity Shortage (the "CERTIFIED MEDICIS REQUIREMENTS").

            (b) (i) If Q-Med reasonably determines after further consideration in light of such Certified Medicis Requirements that there will be a Capacity Shortage within the first twenty-four (24) month period covered by such Certified Medicis Requirements, Q-Med shall provide Medicis with notice thereof within five (5) Business Days of receipt of the Certified Medicis Requirements. If Q-Med has a plan of action with respect to such Capacity Shortage when it delivers such notice, Q-Med shall provide Medicis with a written outline of such plan and its reasonably supported conclusions relating thereto. Q-Med may take prompt action with respect to such plan or, if Q-Med desires, Q-Med may promptly convene a meeting between Medicis and Q-Med to discuss such plan. If Q-Med has not developed a plan of action at the time of its notice to Medicis of the Capacity Shortage, Q-Med shall promptly convene a meeting between Medicis and Q-Med to develop in mutual consultation a course of action with respect to such Capacity Shortage, such course of action to be reasonable. As soon as practicable after such meeting, Q-Med shall take commercially reasonable steps to carry out such mutually determined plan of action. Q-Med shall be entitled to call a meeting at any time to discuss the amendment or revision of such mutually agreed plan of action. If Q-Med has not taken reasonably sufficient steps towards implementing the plan within one (1) month of the meeting, then Q-Med shall promptly furnish to an alternate manufacturer identified by Medicis with capacity sufficient to fulfill that portion of the Certified Medicis Requirements that Q-Med is unable to fulfill or, if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), all information and assistance necessary to qualify and operate such alternate manufacturer so proposed by Medicis, the selection of which shall be subject to Q-Med's prior consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, promptly upon notice by Q-Med that such Capacity Shortage has been remedied such that Q-Med has capacity sufficient to meet that portion of the Certified Medicis Requirements that Q-Med was unable to fulfill or if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), Medicis shall resume, as promptly as is commercially reasonable, the use of Q-Med as the exclusive supplier of Medicis and its Affiliates.

            (ii) If Q-Med determines after further consideration in light of such Certified Medicis Requirements that there will be a Capacity Shortage between the twenty-fifth (25th) and thirty-sixth (36th) months of the period covered by such Certified Medicis Requirements, Q-Med shall provide Medicis with notice thereof within ten (10) Business Days of its receipt of the Certified Medicis Requirements and shall further consider such Capacity Shortage and shall develop a plan of action with respect thereto. If, within three (3) months after delivery of such Certified Medicis Requirements, Q-Med believes that there is no Capacity Shortage, Q-Med shall so inform Medicis in writing. If, within three (3) months after delivery of such Certified Medicis Requirements, Q-Med believes that there is a Capacity Shortage and Q-Med has developed a plan of action with respect thereto, Q-Med shall inform Medicis in writing of such plan of action. If, within three (3) months after delivery of such Certified Medicis Requirements, Q-Med has not developed a plan of action and/or taken action with respect to such Capacity Shortage, Q-Med shall convene a meeting between representatives of Q-Med and Medicis to consider the Capacity Shortage and to develop in mutual consultation an appropriate plan of action with respect thereto, such course of action to be reasonable. As soon as practicable after Q-Med and Medicis have developed a plan of action with respect to the Capacity Shortage, Q-Med shall take commercially reasonable steps to carry out such mutually determined plan of action. Q-Med shall be entitled to call a meeting at any time to discuss the amendment or revision of such mutually agreed plan of action. If Q-Med has not taken reasonably sufficient steps in accordance with such mutually determined plan of action, Medicis shall deliver a written notice thereof. Within ten (10) Business Days of its receipt of such notice, Q-Med shall provide reasonably sufficient evidence demonstrating its reasonable compliance with such plan. If Q-Med does not provide reasonably sufficient evidence within such period, then Q-Med shall promptly furnish to an alternate manufacturer identified by Medicis with capacity sufficient to fulfill that portion of the Certified Medicis Requirements that Q-Med is unable to fulfill or, if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), all information and assistance necessary to qualify and operate such alternate manufacturer so proposed by Medicis, the selection of which shall be subject to Q-Med's prior consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, promptly upon notice by Q-Med that such Capacity Shortage has been remedied such that Q-Med has capacity sufficient to meet that portion of the Certified Medicis Requirements that Q-Med was unable to fulfill or, if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), Medicis shall resume, as promptly as is commercially reasonable, the use of Q-Med as the exclusive supplier of Medicis and its Affiliates.

            (iii) If Q-Med determines after further consideration in light of such Certified Medicis Requirements that there will be a Capacity Shortage after the thirty-seventh (37th) month of the period covered by such Certified Medicis Requirements, Q-Med shall provide Medicis with notice thereof within ten (10) Business Days of its receipt of the Certified Medicis Requirements and shall further consider such Capacity Shortage and shall develop a plan of action with respect thereto. If, within six (6) months after delivery of such Certified Medicis Requirements, Q-Med believes that there is no Capacity Shortage, Q-Med shall so inform Medicis in writing. If, within six (6) months after delivery of such Certified Medicis Requirements, Q-Med believes that there is a Capacity Shortage and Q-Med has developed a plan of action with respect thereto during such period, Q-Med shall inform Medicis in writing of such plan of action. If, within six (6) months after delivery of such Certified Medicis Requirements, Q-Med has not developed a plan of action and/or taken action with respect to such Capacity Shortage, Q-Med shall convene a meeting between representatives of Q-Med and Medicis to consider the Capacity Shortage and to develop in mutual consultation an appropriate plan of action with respect thereto, such course of action to be reasonable. As soon as practicable after Q-Med and Medicis have developed a plan of action with respect to the Capacity Shortage, Q-Med shall take commercially reasonable steps to carry out such mutually determined plan of action. Q-Med shall be entitled to call a meeting at any time to discuss the amendment or revision of such mutually agreed plan of action. If Q-Med has not taken reasonably sufficient steps in accordance with such mutually determined plan of action, Medicis shall deliver a written notice thereof. Within ten (10) Business Days of its receipt of such notice, Q-Med shall provide reasonably sufficient evidence demonstrating its reasonable compliance with such plan. If Q-Med does not provide reasonably sufficient evidence within such period, then Q-Med shall promptly furnish to an alternate manufacturer identified by Medicis with capacity sufficient to fulfill that portion of the Certified Medicis Requirements that Q-Med is unable to fulfill or, if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), all information and assistance necessary to qualify and operate such alternate manufacturer so proposed by Medicis, the selection of which shall be subject to Q-Med's prior consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, promptly upon notice by Q-Med that such Capacity Shortage has been remedied such that Q-Med has capacity sufficient to meet that portion of the Certified Medicis Requirements that Q-Med was unable to fulfill or, if the Certified Medicis Requirements are no longer applicable, the then current forecast provided under Section 2.2(b), Medicis shall resume, as promptly as is commercially reasonable, the use of Q-Med as the exclusive supplier of Medicis and its Affiliates.

            (c) In addition to the requirements set forth in clauses (a) and (b) above, in the event of a Capacity Shortage, Q-Med shall allocate to Medicis capacity for each stock keeping unit ("SKU") of each Licensed Product based on the forty-eight (48) month forecast referenced in the first sentence of clause
(a) above based on a fraction, the numerator of which shall be the Certified Medicis Requirements for such SKU of Licensed Product for the period in question and the denominator of which shall be the total forecasted requirements for Q-Med's manufacturing facilities for all SKUs of such Licensed Product for the period in question.

            (d) If Medicis receives a shipment of Licensed Products that contains less than 90% of the monthly requirement of Licensed Product to be delivered pursuant to the applicable Firm Order and Q-Med does not deliver such missing Licensed Product within one (1) month of Q-Med's receipt of a written notice from Medicis of such shortage, then Medicis shall be entitled to deliver written notice to Q-Med of a Capacity Shortage. Upon deliver of such notice of a Capacity Shortage, Section 2.3(b)(i) shall govern.

            2.4 Acceptance of Firm Order. Q-Med shall accept all Firm Orders submitted in accordance with and on the terms set forth in this Agreement. No terms and conditions contained in any Firm Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein.

            2.5 Delivery. All Licensed Products sold pursuant to this Agreement shall be delivered to not more than ten (10) distribution centers in the Territory by the means designated by Medicis and shall be delivered FCA Q-Med's place of manufacture or such other manufacturing facility as permitted under this Agreement. For the avoidance of doubt, Q-Med shall be responsible for coordinating the transportation with the carriers designated by Medicis for the delivery of the Licensed Products and for providing all export and import documentation with respect to such Licensed Products.

                                  ARTICLE III

                          SUPPLY AND SERVICES CRITERIA

            3.1 Certain Q-Med Obligations. All Licensed Products supplied hereunder shall (i) be in finished form for Commercial Distribution or (ii) be in an appropriate form for Investigational Distribution, and with respect to each of sub-clauses (i) and (ii), shall be Manufactured by Q-Med in conformity with the terms and conditions of this Agreement, the Specifications and the applicable Regulatory Approval.

            3.2 Shelf Life. (a) Unless otherwise agreed by the Parties in writing and except as set forth in clause (b) below, Q-Med shall deliver to Medicis Ordered Products with a remaining shelf life of not less than * * * from the date of delivery to Medicis for Licensed Products having a Regulatory Approval for shelf life (a "REGULATORY SHELF LIFE") equal to * * *; provided, however, that in the event a Regulatory Shelf Life of any Licensed Product is obtained which is greater than * * *, Q-Med shall deliver to Medicis Ordered Products with a remaining shelf life not less than * * *. For example, if a Licensed Product has a Regulatory Shelf Life of

* * *, then Q-Med shall deliver Ordered Products with a remaining shelf life of not less than * * *.

            (b) Unless otherwise agreed in writing by the Parties, for any Licensed Product with a Regulatory Shelf Life that is less than * * *, Q-Med shall deliver to Medicis Ordered Products with a minimum remaining shelf life equal to the applicable * * *.

                                   ARTICLE IV

                                  CONSIDERATION

            4.1 * * *. (a) * * *

            (b) * * *

            (c) The Parties agree that the SubQ Unit Price and each Other Licensed Product Price for purposes of investigational supplies thereof during the Term shall be the Direct Costs therefor.

            4.2 Procedures for the Determination of A New SubQ Unit Price or New Other Licensed Product Price. (a) * * * Fifteen (15) days following the date of receipt of the Proposed Price Change Notice, the Party delivering the Proposed Price Change Notice shall permit an independent certified public accounting firm of nationally recognized standing, selected by the Party receiving the Proposed Price Change Notice and reasonably acceptable to the other Party, at the expense of the Party receiving the Proposed Price Change Notice, to have access during normal business hours to such of the personnel and of the books and records of Q-Med or Medicis, as the case may be, as may be reasonably necessary to verify the accuracy of the information described in the Proposed Price Change Notice and the compliance of the Proposed Price Change Notice to the requirements of this Agreement including the definition of Manufacturing Direct Cost and the other defined terms included therein. For the avoidance of doubt the accounting firm shall have at least five (5) Business Days of such access. The accounting firm shall disclose to Medicis or Q-Med, as the case may be, only whether the information described in the Proposed Price Change Notice is accurate and the specific details concerning discrepancies, if any. Each Party shall treat all financial information subject to review under this Section 4.2 as Confidential Supplier Information or Confidential Medicis Information, as the case may be, and shall cause its accounting firm to retain all such financial information in confidence. Thereafter, the Parties agree to negotiate a new SubQ Unit Price or new Other Licensed Product Price, as the case may be, in accordance with Section
4.1 hereof, in good faith, such negotiations to commence within thirty (30) days after the receipt of the Proposed Price Change Notice. If the Parties reach agreement with respect to the applicable pricing within sixty (60) days after receipt of the Proposed Price Change Notice, based on such agreement Medicis shall receive a credit from or owe additional amounts to Q-Med retroactive to the date of receipt of the Proposed Price Change Notice pursuant to this Section 4.2(a). * * *

            (b) If the Parties are unable to reach agreement with respect to the applicable pricing pursuant to Section 4.2(a) within sixty (60) days after receipt of the Proposed Price Change Notice, an independent arbitrator mutually appointed by the Parties and expert in marketing and sales in the Territory shall be retained to determine the new SubQ Unit Price or new Other Licensed Product Price, as the case may be, which shall be determined on the basis of the Parties' Proposed Price Change Notice and proposals submitted pursuant to this Section 4.2(b). The Parties shall each submit one (1) proposal to the arbitrator who shall be required to select one
(1) of the submitted proposals, and the arbitrator shall not be entitled to compromise between such proposals. The arbitrator's determination shall be made within thirty (30) days of submission and shall be conclusive and binding upon the Parties. With its proposal, each Party shall provide copies of those portions of its books and records, any work papers, supporting documentation and any other documentation supporting its proposal pursuant to this Section 4.2, as it may determine; provided that such information and documentation shall be provided to the other Party, except that the information and documentation provided to the accounting firm pursuant to Section 4.2(a) hereof shall be provided to the arbitrator, but shall not be provided to the other Party. The arbitrator shall maintain the confidentiality of any information or documentation it may receive pursuant to this Section 4.2(b) and shall not disclose to the other Party the information and documentation provided to the accounting firm pursuant to Section 4.2(a) hereof. All fees and expenses of the arbitrator shall be paid by the Party whose proposal is not selected. Based on the proposal which is selected, Medicis shall either receive a credit from or owe additional amounts to Q-Med retroactive to the date of receipt of the Proposed Price Change Notice.

            (c) * * *

            4.3 Payment Obligations. Invoices for Licensed Products accepted by Medicis in accordance with Section 5.1(a) shall be submitted to Medicis upon delivery by Q-Med of the Ordered Products and such invoices shall be payable in SEK in full within thirty (30) days from the acceptance of the applicable delivery in accordance with Section 5.1(a). Payment shall be made by Medicis by wire transfer to an account designated in writing by Q-Med at least three (3) Business Days prior to the date such payment is due or as specified in such invoice; provided that Q-Med shall provide Medicis with a credit against the next invoice for Licensed Products to be delivered to Medicis to the extent the prior invoice includes a charge for Ordered Products not actually delivered. Any required payment hereunder not made by Medicis on or before the date specified in this Section 4.3 shall bear interest from the date such payment is due until the date it is actually received by Q-Med at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City plus one percent (1%). Notwithstanding the foregoing, if at any time Medicis has failed to make a payment in full when due in accordance with the first and second sentence of this Section 4.3 (a "DELINQUENT PAYMENT") and the aggregate amount of such Delinquent Payments exceeds 80% of the value of the most recently placed Firm Order, Q-Med shall automatically be entitled to pre-payment for all subsequent deliveries until such Delinquent Payment has been paid in full with interest from and including the date such Delinquent Payment was due (such interest to be determined in accordance with the immediately preceding sentence) to but excluding the date of payment.

                                    ARTICLE V

                   ACCEPTANCE OF Licensed PRODUCTS BY MEDICIS

            5.1 Receipt of Licensed Product; Acceptance; Licensed Product
Returns.

            (a) At least ten (10) Business Days prior to each shipment of Licensed Products, Q-Med shall deliver either electronically (if possible), by facsimile, provided that the receipt of such facsimile is promptly confirmed by telephone, e-mail, or by overnight courier to Medicis (if requested by Medicis, the expense of any such courier to be borne by Medicis), the following documents and information with respect to each batch in such shipment (the "ORDER INFORMATION"): (i) Certificate of Analysis (such Certificate of Analysis to include, among other things, batch numbers, expiry date information and a statement of conformance), (ii) such copies of all Labeling that will physically accompany the Licensed Products (e.g., Package Insert), as are agreed upon by the Parties from time to time, (iii) quantity of syringes to be delivered in such shipment and (iv) reports of significant deviations and investigations into such significant deviations. If Medicis determines to reject any batch, Medicis shall notify Q-Med of Medicis' rejection of a batch within five (5) Business Days following Medicis' receipt of the Order Information; provided that the Order Information shall be the sole basis for such rejection. If no notice is provided by Medicis within such time period, then Medicis shall be deemed to have accepted the shipment. Any notice of rejection by Medicis shall be accompanied by a reasonably detailed statement of its reasons for rejection.

            (b) Medicis shall be entitled to reject all or any portion of a shipment of Licensed Products within ten (10) Business Days of Medicis' receipt in the Territory of such shipment of Licensed Products based solely on obvious physical, packaging or Labeling damage or defect that is evident upon visual inspection of the packaged Licensed Products as shipped by Q-Med (unless such obvious physical, packaging or Labeling damage or defect was attributable to an act or omission of Medicis or any of its Affiliates or the carrier once the shipment was received by such carrier). Without in any way limiting Q-Med's replacement obligation as set forth in clause (d) below, if no notice is provided by Medicis within such time period, then Medicis shall be deemed to have accepted the entire shipment. Medicis shall provide Q-Med with written notice of any such rejection within the period set forth above together with a reasonably detailed statement to support any such rejection. Q-Med shall notify Medicis as promptly as reasonably possible, but in any event within ten (10) Business Days after receipt of such written notice, whether it agrees with Medicis' assertions with respect thereto. If Q-Med agrees with such assertions, all such rejected Licensed Products shall be returned to Q-Med together with the notice of rejection, a copy of the delivery receipt and the reasonably detailed statement of Medicis' reasons for rejection and Q-Med shall replace such Licensed Products in accordance with Section 5.1(c) and shall reimburse Medicis for the cost of shipping (including insurance). If Q-Med does not agree with Medicis' assertions and Medicis accepts Q-Med's determination, then Medicis shall be responsible for the price of the Licensed Product (including the shipping cost and insurance). If Q-Med does not agree with Medicis' assertions and Medicis does not accept Q-Med's determination, then the Parties shall refer the dispute to an arbitrator pursuant to and in accordance with the provisions set forth in Section 12.6. If the final arbitral award is in favor of Q-Med, then Medicis shall be responsible for the price of the Ordered Products that are the subject of such award (including the shipping cost and insurance) and any interest that has accrued from the date that is thirty (30) days after the delivery by Q-Med of the Ordered Products FCA Q-Med's place of manufacture or such other manufacturing facility as permitted under this Agreement (such interest to be determined in accordance with Section 4.3). If the final arbitral award is in favor of Medicis, then all Ordered Products that are the subject of such award shall be returned to Q-Med and Q-Med shall replace such Ordered Products in accordance with Section 5.1(c) below and shall reimburse Medicis for the cost of shipping (including insurance). All replacement shipments provided pursuant to this Section 5.1(b) shall also be subject to the procedures contained in Section 5.1(a).

            (c) As soon as practicable upon receipt of a notice of rejection, unless otherwise specified by Medicis, Q-Med shall use commercially reasonable efforts to provide replacement Licensed Products for those rejected by Medicis in the proposed original shipment pursuant to Section 5.1(a) or in the original shipment pursuant to Section 5.1(b). Q-Med shall bear all expenses for such replacement Licensed Product to the extent Medicis previously paid for any corresponding nonconforming Licensed Product. Replacement shipments shall also be subject to the procedures contained in Sections 5.1(a) and (b).

            (d) If it comes to Q-Med's attention that any Licensed Product previously accepted by Medicis in accordance with Section 5.1(a) is non-conforming with its Specifications, Q-Med shall provide prompt notice thereof to Medicis and Medicis shall, at Q-Med's expense, return any such non-conforming inventory to Q-Med. Q-Med shall use commercially reasonable efforts to provide within thirty (30) days replacement Licensed Products for such non-conforming Licensed Products and shall bear all expenses (including for shipping and insurance) for such replacement Licensed Products. Such replacement shipments shall also be subject to the procedures contained in Sections 5.1(a) and (b).

            (e) All Licensed Products provided in replacement shipments pursuant to Sections 5.1(c) or (d) above shall have a minimum remaining shelf life equal to the remaining shelf life of the Licensed Product replaced thereby; provided that remaining shelf life of the replacement Licensed Product shall be measured from the date of the receipt in the Territory by Medicis of such replacement Licensed Product and shall be compared to the remaining shelf life of the Licensed Product to be replaced, measured from the date of the notice of the need to replace such Licensed Product, whether delivered by Medicis pursuant to
Section 5.1(b) above, or Q-Med pursuant to Section 5.1(d) above.

                                   ARTICLE VI

                   PRODUCT DEVELOPMENT AND REGULATORY MATTERS

            6.1 Compliance with Law.

            (a) General. Q-Med and Medicis shall each comply in all material respects with all applicable Laws that pertain to the activities for which Q-Med and Medicis are each responsible under this Agreement. The termination or expiration of this Agreement shall not relieve either Party of its responsibility to comply in all material respects with any regulatory requirements associated with Licensed Products.

            (b) Manufacture of Licensed Products. Q-Med and Medicis shall each operate in substantial compliance with QSR requirements and the QSRC requirements applicable to its activities with respect to Licensed Products. Each Party shall bear its own costs and expenses related to such QSR/QSRC compliance. Q-Med shall inform Medicis of any material issues raised by the FDA, the TPD, a Governmental Authority in Sweden or a Notified Body, in each case in connection with Manufacturing compliance for the Licensed Product, and shall provide Medicis with copies of any correspondence (including, but not limited to, e-mails) related thereto.

            (c) Supply of Licensed Products. Q-Med shall supply Licensed Products for Commercial Distribution that conform to the conditions of the applicable Regulatory Approvals. Q-Med shall maintain appropriate establishment registration with the FDA and TPD when Manufacturing Licensed Products supplied under this Agreement. Q-Med shall supply Licensed Products for Investigational Distribution that conform to the conditions of the applicable Regulatory Approval, including but not limited to, the quality controls described therein (or appropriate quality controls for an IDE Application deemed approved pursuant to the requirements set forth in 21 C.F.R. Part 812 or Part 3 of the Canadian Medical Device Regulations, where appropriate).

            (d) Maintenance of Regulatory Approvals. After obtaining Regulatory Approvals for the Licensed Products, Medicis shall use commercially reasonable efforts to maintain such Regulatory Approvals in good standing in order to ensure the continued lawful Commercial Distribution of the Licensed Products and in the event that the Regulatory Approvals may be transferred to Q-Med or that Q-Med may obtain duplicate PMA Approvals in good standing as contemplated in
Section 3.1 or 6.3 of the License Agreement.

            (e) Notification to Q-Med. Medicis shall inform Q-Med of any material issues raised by the FDA, the TPD or Environmental Protection Agency in the Territory, in each case in connection with non-financial regulatory compliance and shall provide Q-Med with copies of any correspondence (including, but not limited to, e-mails) related thereto.

            6.2 Steering Committee. The Parties recognize that the development and marketing of the Licensed Products in the Territory and regulatory compliance with respect thereto will require significant good faith, mutual cooperation and joint decision-making. The Parties shall use the existing Steering Committee to serve as the primary vehicle for such mutual cooperation and joint decision-making. By way of clarification, the Steering Committee is intended to have maximum flexibility to delegate its activities in order to enable the Parties to cooperate, make decisions and implement them in a manner that is timely, efficient and expeditious.

            6.3 Steering Committee Jurisdiction. Except as otherwise provided for herein, all significant decisions with respect to the development of the Licensed Products and Improvements thereof within the Territory shall be vested in the Steering Committee as set forth below. The Steering Committee shall also be responsible for supervising and coordinating cooperative regulatory compliance activity; provided that, nothing in this Section 6.3 is intended to relieve either Party of its obligation to ensure that its own activities comply in all material respects with the FDCA and FDA's regulations thereunder and/or Canada's FDA and/or regulations thereunder (e.g. QSR/QSRC requirements).

            (a) * * *(i) * * *

            (ii)  * * *

            (iii) * * *

            (iv)  * * *

            (v) At either Party's request, the Steering Committee may revisit any decision in light of experience, market conditions or other developments.

            (b) * * * (i) * * *

            (ii)  * * *

            (iii) * * *

            (c)   * * *

            (i)   * * *. * * *

            (ii)  * * *

            (iii) * * *. * * *

            (iv)  * * *. * * *

            (v) Corrections and Removals. (1) The Parties shall establish a coordinated tracking system and appropriate distribution records for all Licensed Products so as to permit successful tracking in the event of a correction or removal (i.e., field action); (2) if either Party becomes aware of any defect, problem or adverse condition in any Licensed Product, whether inside or outside the Territory, that Party shall promptly notify the other Party; (3) Medicis shall determine whether a correction or removal involving a Licensed Product in the Territory is warranted and shall supervise and coordinate any such action, appropriate record keeping and the reporting thereof to the FDA or the TPD, if required; and (4) to the extent a Party is responsible for the underlying cause of a correction or removal such Party shall bear the cost and expenses of the same (including out-of-pocket expenses incurred by the other Party in cooperating with such correction or removal).

            (vi)  * * *. * * *

            (vii) * * *

            6.4 Audits and Inspections. (a) Q-Med shall provide Medicis or Medicis's representatives reasonable access upon reasonable prior notice to inspect, review and audit the premises where the Licensed Products are being tested, handled, stored, designed, distributed and/or Manufactured for the sole purpose of confirming that all Licensed Products for the Territory tested, handled, stored, designed, distributed and/or Manufactured at such facility are tested, handled, stored, designed, distributed and/or Manufactured in accordance with the FDCA and FDA's regulations thereunder and with Canada's FDA and/or regulations thereunder. To the extent that in connection with such inspection any confidential Manufacturing information will be inspected, reviewed or audited, a Third Party representative of Medicis bound by the confidentiality obligations described in Section 11.2 hereof shall review and inspect the applicable facility and records and to meet with Q-Med's personnel solely for the purpose of confirming that Q-Med's Manufacturing and record-keeping is compliant with the FDCA and FDA's regulations thereunder and with Canada's FDA and/or regulations thereunder; provided that either Party has the option to delete or redact information not relating to the Licensed Products. Such inspections, reviews and audits shall occur upon not less than thirty (30) days' prior written notice to Q-Med, shall only be conducted during normal business hours and shall not unreasonably disrupt the normal operations of Q-Med; provided that Q-Med shall be entitled to instruct Medicis to conduct such inspection at an alternate date if Q-Med is currently undergoing an inspection. Such inspections may be conducted only once every six (6) months, except that Medicis may conduct follow-up inspections on less than thirty (30) days' notice directed at significant or critical quality issues observed during the initial inspection or brought to Medicis's attention through customer complaints or FDA or TPD communications or enforcement actions or otherwise.

            (b) Medicis will cause such Third Party representatives to enter into agreements with Q-Med with respect to the proprietary and confidential nature of such information, which agreements shall, among other things, prohibit the disclosure of such information to Medicis. Such representatives will be bound by such obligations and will follow such security and facility access procedures as are designated by Q-Med. Q-Med may require that at all times Medicis representatives be accompanied by a Q-Med representative and that Medicis representatives not enter areas of the facility used in the production of the Licensed Products at times other than when the production of the Licensed Products are occurring.

            (c) Medicis shall provide Q-Med or Q-Med's representatives reasonable access upon reasonable prior notice to inspect, review and audit the premises where the Licensed Products are being tested, handled, stored, or distributed for the purpose of confirming that all Licensed Products tested, handled, stored, or distributed at such facility are tested, handled, stored, and/or distributed in accordance with the FDCA and FDA's regulations thereunder and with Canada's FDA and/or regulations thereunder. In connection with such inspection, review or audit, Medicis shall allow Q-Med or its representatives to review and inspect the applicable facility and records and to meet with Medicis's personnel solely for the purpose of confirming that Medicis's procedures and record-keeping are compliant with the FDCA and FDA's regulations thereunder and with Canada's FDA and/or regulations thereunder. Such inspections, reviews and audits shall occur upon not less than thirty (30) days' prior written notice to Medicis, shall only be conducted during normal business hours and shall not unreasonably disrupt the normal operations of Medicis. Such inspections may be conducted only once every six (6) months, except that Q-Med may conduct follow-up inspections directed at significant or critical quality issues observed during the initial inspection or brought to Q-Med's attention through customer complaints or FDA or TPD communications or enforcement actions or otherwise.

            (d) Each Party shall promptly notify the other Party when an FDA or a TPD inspection of its facilities (or an inspection by Third Parties in accordance with the FDA regulations or Canada's FDA or regulations, as applicable, where such inspection pertains to the Licensed Products, is expected or underway, and will promptly provide such other Party with copies of all regulatory correspondence, Establishment Inspection Reports, Form 483s, and Warning Letters issued by FDA or the TPD (or the Third Party inspector) in connection with any such inspection and pertaining to Licensed Products.

            (e) Each Party shall bear its own costs and expenses in connection with audits and FDA or TPD inspections of its facilities.

                                   ARTICLE VII

                REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

            7.1 Q-Med Representations. Q-Med hereby represents and warrants to Medicis that:

            (a) Corporate Organization and Authority. Q-Med is a company duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Q-Med of this Agreement, the performance by Q-Med of its obligations hereunder, and the consummation by Q-Med of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Q-Med and, assuming the due authorization, execution and delivery thereof by Medicis, constitutes a legal, valid and binding obligation of Q-Med, enforceable against Q-Med in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

            (b) No Conflict. As of the date of this Agreement, the execution, delivery and performance by Q-Med of this Agreement and the performance by Q-Med of the transactions contemplated hereby does not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under (i) the provisions of any Law applicable to Q-Med or its properties or assets; (ii) the provisions of the constituent organizational documents or other governing instruments of Q-Med;
(iii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Q-Med is a party or by which it is bound or subject; or (iv) any judgment, decree, order or award of any court or Governmental Authority applicable to Q-Med or its properties or assets.

            (c) Q-Med possesses and has continuously maintained all permits, authorizations and licenses issued by Governmental Authorities (other than the FDA and the TPD) necessary for the conduct of Q-Med's business as currently conducted, except where the failure to possess or maintain such permits, authorizations and licenses would not, individually or in the aggregate, have a material adverse effect on the ability of Q-Med to perform its obligations hereunder.

            7.2 Medicis Representations. Medicis hereby represents and warrants to Q-Med that it is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Medicis of this Agreement, the performance by Medicis of its obligations hereunder, and the consummation by Medicis of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Medicis and, assuming the due authorization, execution and delivery thereof by Q-Med, constitutes a legal, valid and binding obligation of Medicis, enforceable against Medicis in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

            7.3 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE OTHER TRANSACTION AGREEMENTS, (I) Q-MED MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER AT LAW OR IN EQUITY, RELATED TO THE LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) Q-MED MAKES NO, AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE REGARDING THE LICENSED PRODUCTS AND (III) THE LICENSED PRODUCTS ARE CONVEYED ON AN "AS IS" "WHERE IS" BASIS AND MEDICIS SHALL RELY UPON ITS OWN EXAMINATION THEREOF. Without limiting the foregoing, Medicis acknowledges that it has not and is not relying upon any implied warranty of merchantability or fitness for a particular purpose, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise) or the reliability, suitability, ability to produce a particular result, or the likelihood of commercial success of the Licensed Products after the date of this Agreement, except that Medicis may rely on the representations and warranties contained herein and in the other Transaction Agreements. This provision shall not affect the rights or obligations of either Party hereto with respect to any other Transaction Agreement.

            7.4 Non-Compete. (a) Except as otherwise provided in this Section 7.4(a), commencing on the date hereof and ending upon the termination of this Agreement pursuant to Section 8.2(d) or 8.2(e), Q-Med shall not, and shall cause its subsidiaries and any of its Affiliates who have agreed to be bound by any provision of this Agreement pursuant to Section 12.21 not to, directly or indirectly, engage in business in direct competition in the Territory with the Licensed Products for use in the Field; provided that any non-approved use (or other use not in accordance with the Labeling) by any Third Party shall not be deemed to be a violation of Q-Med's duty not to compete. Notwithstanding the immediately preceding sentence, Q-Med, its subsidiaries and Affiliates may, directly or indirectly, engage in business in direct competition in the Territory and in the Field with only such Licensed Products as to which the exclusive license rights have been terminated pursuant to and in accordance with Section 3.1 of the License Agreement from and after the date of such termination.

            (b) Commencing on the Closing Date and ending upon the expiration of the License Agreement, Medicis shall not, and shall cause its subsidiaries and any of its Affiliates who have agreed to be bound by any provision of this Agreement pursuant to Section 12.21 not to, directly or indirectly * * *. Notwithstanding the foregoing, in the event of a Third Party Transfer effected in accordance with the terms and conditions of Section 12.2, the business of such Third Party transferee as conducted as of the date of such Third Party Transfer shall not be deemed to constitute a violation of this Section 7.4(b).

            7.5 Licensed Products. Q-Med shall convey good title to the Licensed Products upon delivery of the Licensed Products to Medicis in accordance with this Agreement and such Licensed Products shall be free and clear of any security interest, claim, lien or encumbrance.

                                  ARTICLE VIII

                              TERM AND TERMINATION

            8.1 Term. Except as provided in Section 8.4, and unless earlier terminated in accordance with Sections 8.2 or Section 8.3, this Agreement shall have a term ("TERM") beginning on the date hereof and ending on the later to occur of (a) the ten (10) year anniversary of the date of Launch in the United States of the first Licensed Product and (b) expiration, abandonment or final adjudication of invalidity of the last Licensed Patent in the Licensed Rights; provided, however, that Medicis may, upon at least twelve (12) months' written notice prior to the expiration of the Term to Q-Med, extend the Term for an additional four (4) year period following the otherwise applicable expiration date.

            8.2 Termination by Q-Med. This Agreement may be terminated by Q-Med, at its option:

            (a) if Medicis breaches its obligations to pay any material amounts owing to Q-Med under this Agreement, including, without limitation, its obligation to make any Delinquent Payments with interest as provided in Section 4.3, and such breach continues for ten (10) Business Days after written notice of such breach was provided to Medicis by Q-Med;

            (b) if Medicis commits a material breach of any of its other obligations under this Agreement, and fails to (i) cure such breach within thirty (30) days of receipt of written notice of such breach; or (ii) commence cure of such breach and make substantial progress towards cure within thirty
(30) days of receipt of such notice, and cure such breach within thirty (30) additional days thereafter, such thirty (30) day period to apply only to the extent such breach in either of (i) or (ii) is curable;

            (c) upon the insolvency of Medicis; an assignment by Medicis for the benefit of its creditors; the commencement against Medicis of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar Law, upon the appointment with respect to Medicis of a successor, trustee, custodian, sequestrator or similar official or upon the dissolution of Medicis;

            (d) if the License Agreement is terminated pursuant to Section 6.2(a) thereof (the termination right set forth in this clause (d), the "SPECIAL TERMINATION PROVISION"); provided, that this Special Termination Provision is the sole remedy under this Agreement in the event of such a termination; or

            (e) if there shall have been a Transfer by Medicis pursuant to a Change in Control (other than a Volitional Change in Control) in violation of
Section 12.2.

            8.3 Termination by Medicis. This Agreement may be terminated by Medicis, at its option:

            (a) if Q-Med commits a material breach of its obligations under this Agreement, and fails to (i) cure such breach within thirty (30) days of receipt of written notice of such breach; or (ii) commence cure of such breach and make substantial progress towards cure within thirty (30) days of receipt of such notice, and cure such breach within thirty (30) additional days thereafter, such thirty (30) day period to apply only to the extent such breach in either of (i) or (ii) is curable;

            (b) upon the insolvency of Q-Med; an assignment by Q-Med for the benefit of its creditors; the commencement against the Q-Med of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar Law, upon the appointment with respect to Q-Med of a successor, trustee, custodian, sequestrator or similar official or upon the dissolution of Q-Med; or

            (c) if there shall have been a Transfer by Q-Med pursuant to a Change in Control (other than a Volitional Change in Control) in violation of
Section 12.2.

            8.4 Effect of Termination or Expiration. (a) Upon termination of this Agreement pursuant to Section 8.2(b) or (c) or 8.3(a), (b) or (c), Q-Med will furnish to Medicis a complete inventory of all work-in-progress for the Manufacture of the Licensed Product and an inventory of all finished Licensed Product. Unless otherwise agreed to between the Parties, all stock on hand as of the termination of this Agreement will be dealt with promptly as follows:

            (i) Licensed Products Manufactured pursuant to Firm Orders accepted by Q-Med will be delivered by Q-Med to Medicis, whereupon Medicis will pay Q-Med therefor in accordance with the terms of this Agreement; and

            (ii) Work-in-progress commenced by Q-Med against accepted Firm Orders accepted by Q-Med or work-in-progress or finished Licensed Product commenced or finished in reliance on the quantity of Licensed Product forecasted for the current calendar month and the immediately succeeding three (3) calendar months in the forecast delivered to Q-Med on or before the first day of the current calendar month will be completed by Q-Med and delivered to Medicis, whereupon Medicis will pay Q-Med therefor in accordance with the terms of this Agreement.

            (b) Upon termination of this Agreement by Q-Med pursuant to Section 8.2(a) or (d), Medicis shall immediately return to Q-Med all finished Licensed Product then held by Medicis. Medicis shall bear all expenses for transportation of such Licensed Products and Medicis shall pay to Q-Med an amount equal to Q-Med's cost for all Licensed Products Manufactured pursuant to Firm Orders from Medicis, work-in-progress commenced by Q-Med against accepted Firm Orders from Medicis and work-in-progress or finished Licensed Product commenced or finished in reliance on the quantity of Licensed Product forecasted for the current calendar month and the immediately succeeding three (3) calendar months in the forecast delivered to Q-Med on or before the first day of the current calendar month.

            (c) Upon termination of this Agreement pursuant to Section 8.2 or 8.3, each of Medicis and Q-Med will immediately at its expense return to the other Party all proprietary and confidential documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby obtained from that other Party or its Affiliates pursuant to this Agreement, whether so obtained before or after the execution hereof, and all copies, extracts or other reproductions, in whole or in part thereof which may have been made by or on behalf of Medicis or Q-Med or their respective representatives, as the case may be, and shall deliver to the other Party or destroy all notes or memorandum or other stored information of any kind containing, reflecting or derived from such documents, work papers and other material, except that one archival copy may be retained by each Party's outside counsel or in-house counsel. The return or destruction, as applicable, of such documents, work papers and other material (and all copies, extracts or other reproductions in whole or in part thereof) pursuant to this Section 8.4(c) shall be certified in writing by an authorized officer supervising the same. This
Section 8.4(c) shall not apply to information obtained pursuant to any other Transaction Agreement. Notwithstanding such return or destruction, each Party will continue to be bound by its obligations of confidentiality under Article XI herein. Each Party shall not use or disclose to any Person any information derived from such confidential and proprietary documents, work papers and other material of the other Party and shall be responsible for preventing the disclosure of any such information as provided in Article XI.

            (d) (i) Upon termination of this Agreement by reason of Section 8.2 or 8.3, all obligations of the Parties hereunder shall terminate, except for Article XI [Confidentiality], Sections 7.4 [Non-Compete], 8.4 [Effect of Termination or Expiration], 12.6 [Arbitration], 12.12 [Expenses] and
      12.20 [Publicity], and the continuing regulatory compliance obligations of the Parties set forth in Section 6.1(a) and the indemnity obligations of the Parties set forth in Article IX; provided, however, that termination pursuant to Section 8.2 or 8.3 will not relieve a defaulting or breaching Party from any liability to the other Party hereto, including the obligation to pay invoiced amounts when due; provided, further, that upon termination of this Agreement by reason of Section 8.2(d) or (e), all obligations pursuant to Section 7.4(a) [Non-Compete] shall immediately terminate and six (6) months after the termination of this Agreement, all obligations pursuant to Section 7.4(b) [Non-Compete] shall terminate.

            (ii) Upon termination of this Agreement by reason of Section 8.1, all obligations of the Parties hereunder shall terminate, except for
      Article XI [Confidentiality], Sections 7.4(a) [Non-Compete], 8.4 [Effect of Termination or Expiration], 12.6 [Arbitration], 12.12 [Expenses] and
      12.20 [Publicity], and the
      continuing regulatory compliance obligations of the Parties set forth in
      Section 6.1(a) and the indemnity obligations of the Parties set forth in
      Article IX; provided, however, that termination pursuant to Section 8.1 will not relieve a defaulting or breaching Party from any liability to the other Party hereto, including the obligation to pay invoiced amounts when due.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 Indemnification by Q-Med. (a) Q-Med shall indemnify, defend and hold harmless Medicis, its Affiliates and their respective directors, officers, stockholders, employees, agents and representatives (the "MEDICIS INDEMNIFIED PARTIES"), from and against any Losses that they may incur resulting from any Action to the extent arising out of or due to (i) any breach of any representation, warranty, covenant or other agreement under this Agreement by Q-Med or any of its Affiliates to the extent such Affiliate is bound hereunder (other than the breach of Sections 3.1, 3.2 and 6.1(b) and (c) for which the sole remedy shall be the remedy set forth in Section 5.1(c)) (provided, that for purposes of this Section 9.1(a), Section 7.1(c) shall be read without regard to qualification with respect to material adverse effect), (ii) any Product Claim by a patient to the extent such injury or harm was solely and directly caused by the use of any Licensed Product; provided that such Licensed Product shall have at all times been handled, stored, used and otherwise managed in accordance with the Labeling or clinical protocols, as applicable; and (iii) the marketing, import, sale, offer for sale, use, storage or possession of Licensed Products outside of the Territory by Q-Med or its Affiliates, or their respective licensees, successors and assigns or their respective customers or end-users.

            (b) In addition to the remedies set forth in clause (a) hereof, in the event of a final arbitral award pursuant to Section 12.6 that a material breach (other than a willful material breach which is addressed by Section 10.1(b)) by Q-Med of its obligations to supply the Licensed Products to Medicis in accordance with Article II of this Agreement for a six (6) month period has occurred, Q-Med shall obtain and qualify an alternate manufacturer able to fulfill Medicis' requirements as forecasted by Medicis in accordance with Sections 2.2(b) and (d). If Q-Med has not taken reasonably sufficient action to qualify such an alternate manufacturer within one (1) month of such final arbitral award, then Q-Med shall promptly furnish to an alternate manufacturer as identified by Medicis all information and assistance necessary to qualify and operate such alternate manufacturer. Notwithstanding the foregoing, promptly upon notice by Q-Med that such material breach has been cured, Medicis shall use its commercially reasonable efforts to resume the use of Q-Med as exclusive supplier.

            (c) Notwithstanding anything to the contrary contained herein, (i) Losses shall not include loss of profits or consequential damages unless a final arbitral award is issued pursuant to Section 12.6 determining that the breach by Q-Med giving rise to such Losses was an intentional and willful breach of a material obligation under this Agreement and (ii) after the consummation of a Transfer to a Third Party, with respect to any final arbitral award pursuant to
Section 12.6 that determines that such Third Party has intentionally and willfully breached any of its material obligations under this Agreement, Losses arising out of or due to such intentional and willful breach of a material obligation under this Agreement shall be deemed to include loss of profits, consequential damages and such other damages, fees, penalties, deficiencies, losses and expenses as the arbitral tribunal making such award may determine.

            (d) Q-Med and its Affiliates shall have no liability under this
Section 9.1 to the extent that a Medicis Indemnified Party has been paid pursuant to the License Agreement for an indemnifiable claim involving the identical substantive issue.

            9.2 Indemnification by Medicis. (a) Medicis shall indemnify, defend and hold harmless Q-Med, its Affiliates and their respective directors, officers, stockholders, employees, agents and representatives (the "Q-MED INDEMNIFIED PARTIES"), from and against any Losses that they may incur resulting from any Action to the extent arising out of or due to (i) any breach of any representation, warranty, covenant or other agreement under this Agreement by Medicis or any of its Affiliates to the extent such Affiliate is bound under this Agreement or (ii) with respect to obtaining Regulatory Approvals for the first of the Licensed Products in accordance with Section 6.3(b)(iii) hereof, clinical trials conducted by or on behalf of Medicis or other services performed by or on behalf of Q-Med in accordance with Section 6.3(b)(iii) hereof, except
(x) as otherwise provided in Section 9.1(a) hereof, and (y) to the extent arising from Q-Med's own negligence or willful misconduct.

            (b) Notwithstanding anything to the contrary contained herein, (i) Losses shall not include loss of profits or consequential damages unless a final arbitral award is issued pursuant to Section 12.6 determining that the breach by Medicis giving rise to such Losses was an intentional and willful breach of a material obligation under this Agreement and (ii) after the consummation of a Transfer to a Third Party in accordance with Section 12.2, with respect to any final arbitral award pursuant to Section 12.6 that determines that such Third Party has intentionally and willfully breached any of its material obligations under this Agreement, Losses arising out of or due to such intentional and willful breach of a material obligation under this Agreement shall be deemed to include loss of profits, consequential damages and such other damages, fees, penalties, deficiencies, losses and expenses as the arbitral tribunal making such award may determine.

            (c) Medicis and its Affiliates shall have no liability under this
Section 9.2 to the extent that a Q-Med Indemnified Party has been paid pursuant to the License Agreement for an indemnifiable claim involving the identical substantive issue.

            9.3 Notice of Claims. If there occurs an event which any of the Persons to be indemnified under this Article IX asserts is indemnifiable pursuant to Section 9.1 or 9.2 (the "INDEMNIFIED PARTY"), the Party or Parties seeking indemnification shall so notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement or instrument delivered pursuant hereto in respect of which such Loss shall have occurred. If any Action is instituted by or against a Third Party with respect to which the Indemnified Party intends to claim any liability as a Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such Action and tender to the Indemnifying Party the defense of such Action. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 9.3 shall not limit the obligation of the Indemnifying Party under this Article IX, except to the extent such Indemnifying Party is materially prejudiced thereby.

            9.4 Control of Claims. The Indemnifying Party under this Article IX shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Action for which indemnification is sought pursuant to this Article IX with respect to a Third Party claim (a "THIRD PARTY INDEMNIFIABLE CLAIM"), and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Party or Parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such Party or Parties in connection with the defense thereof; provided that, if the Indemnified Party has been advised in writing by outside counsel that there is a potential conflict between the interests of the Indemnifying Party and the Indemnified Party, the reasonable out-of-pocket fees and expenses of one separate counsel for the Indemnified Party shall be paid by the Indemnifying Party and such separate counsel shall be selected by the Indemnified Party in its sole discretion. Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel selected by the Indemnified Party in its sole discretion in connection with a Third Party Indemnifiable Claim as to which the Indemnifying Party does not assume the defense or is not entitled to assume the defense shall be considered Losses for purposes of this Article IX. The Indemnifying Party may compromise or settle such Action; provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement; provided, further, that the Indemnifying Party shall not compromise or settle any Third Party Indemnifiable Claim without the prior written approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed, unless all relief provided is paid or satisfied in full by the Indemnifying Party. No Indemnified Party may compromise or settle any Third Party Indemnifiable Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Indemnifiable Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Indemnifiable Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties hereto shall cooperate with each other and their respective counsel in the defense, settlement, negotiation or prosecution of a Third Party Indemnifiable Claim.

            9.5 Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such Party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received. An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses.

            9.6 Exclusive Remedies. Except as otherwise set forth herein and for any available equitable remedies, the remedies set forth in this Article IX will be the exclusive remedies available to the Parties hereto with respect to any Losses or any other damages, costs or expenses of any kind or nature or any other claim or remedy directly or indirectly resulting from, arising out of or relating to any of this Agreement (including alleged breaches of representation, warranty, covenant or any other term or provision or for any alleged misrepresentation), and the transactions contemplated hereby; provided that nothing herein shall limit in any way any Party's remedies in respect of fraud by the other Party in connection herewith or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that any and all Actions resulting from, arising out of or based upon the provisions of this Agreement may be asserted or brought solely under and in accordance with the terms of this Agreement.

            9.7 Survival. The representations and warranties of the Parties contained in this Agreement shall survive until the eighteen (18) month anniversary of termination or expiration of this Agreement pursuant to Section 8.1, 8.2 or 8.3 and the covenants to be performed hereunder shall survive until the date that is six (6) months after the end of the applicable period for performance thereof.

                                    ARTICLE X

                                CERTAIN COVENANTS

            10.1 Manufacturing Option.

            (a) Q-Med hereby grants to Medicis an option (the "OPTION") to obtain a license commencing on the date that is * * * from the expiration date of the Term without giving effect to any extensions thereof, to make and have made, develop and improve by itself or on its behalf in the Territory, the Licensed Products. Such license (the "MANUFACTURING LICENSE") shall be granted by Q-Med within * * * of the date of Q-Med's receipt from Medicis of an exercise notice (the "EXERCISE NOTICE"), and shall include the terms set forth on Schedule D hereto and any other terms and conditions negotiated in good faith and agreed to by the Parties during such * * * period. The Parties hereby agree that this Section 10.1 imposes an enforceable obligation to grant the Manufacturing License based on the terms set forth in Schedule D and to negotiate in good faith such additional terms as may be agreed to by the Parties. Medicis shall deliver the Exercise Notice no less than * * * prior to the date on which Medicis intends to commence to make or to have made, develop and improve the Licensed Products pursuant to the Option; provided that Medicis shall not deliver the Exercise Notice earlier than the later to occur of * * *. Medicis may deliver the Exercise Notice at any time from and after the date referred to in the immediately preceding sentence and before the expiration of the Term without giving effect to any extensions thereof. Medicis and Q-Med will fully cooperate in obtaining all required Regulatory Approvals in connection with Medicis' lawful manufacture of the Licensed Products for Commercial Distribution and Investigational Distribution; provided that Medicis will pay the cost and expenses of obtaining such approvals.

            (b) Notwithstanding the foregoing, Medicis shall have * * * the Exercise Notice and Q-Med shall grant the Manufacturing License on the terms set forth in Schedule D within ninety (90) days of receipt of such notice in the event of (i) a final arbitral award pursuant to Section 12.6 determining that Q-Med has intentionally and willfully breached a material obligation related to the Manufacture or supply of Licensed Products under this Agreement; provided that Medicis shall bear the burden of proof with respect to the determination that any such breach was intentional, willful and material or (ii) upon Q-Med entering into a liquidation

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

process due to bankruptcy. In the event that Medicis has the right to immediately deliver the Exercise Notice in accordance with clause (i) of this
Section 10.1(b), Medicis shall also concurrently have the right to deliver a notice to Q-Med and/or its Affiliates which shall immediately terminate any and all licenses granted by Medicis to Q-Med and/or its Affiliates pursuant to the terms hereof or of the License Agreement.

            10.2 Back-up Facility. The Parties acknowledge and agree that Q-Med's efforts to date to construct a back-up facility to Manufacture Licensed Products (the "NEW FACILITY") and to obtain the necessary Regulatory Approvals from the FDA and the TPD for such New Facility are satisfactory for purposes of this Agreement as of the date hereof. * * *

            10.3 Third Party Contractors. Q-Med shall have the right in connection with its obligations hereunder to contract with its Affiliates and/or one or more Third Parties for the Manufacture and supply of the Licensed Products in finished form to Medicis; provided, however, that: (i) Q-Med shall cause such contractor to comply fully with the terms and conditions set forth in this Agreement with respect to the Manufacture and supply of such Licensed Products; (ii) Q-Med shall remain fully responsible for the Manufacture and supply of such Licensed Products to Medicis; and (iii) the use of such contractor shall not increase the cost of the Licensed Products to Medicis in excess of a cost increase otherwise permitted by this Agreement. Q-Med shall bear the costs and expense of any required Regulatory Approvals due to the contracting with any Affiliate and/or Third Party for the Manufacture and supply of the Licensed Products. Prior to supplying Medicis with Licensed Products Manufactured by a non-Affiliate Third Party, Q-Med must submit the contractor's name to Medicis for reasonable approval, such approval not to be unreasonably withheld or delayed. If Medicis reasonably objects to Q-Med's use of any non-Affiliate Third Party for the Manufacture and supply of Licensed Products, Medicis shall have no obligation to accept any Licensed Products Manufactured by such non-Affiliated Third Party. The foregoing shall not affect, apply to, prevent or otherwise limit Q-Med's right to select and employ Third Party suppliers and subcontractors to provide ingredients, components, parts, and processing activities to aid Q-Med's manufacturing process.

                                   ARTICLE XI

                                 CONFIDENTIALITY

            11.1 Q-Med's Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement, Q-Med agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a Third Party, other than any agents or representatives of Q-Med (provided that such agents and representatives are informed of the confidential and proprietary nature of such information and agree in writing to the conditions set forth in this Article XI; and provided, further, that Q-Med shall be responsible for any breach of this Section 11.1 by such representatives and agents), or use for itself, unless Medicis shall have given its prior written approval, any information (and all tangible and intangible embodiments thereof) of a confidential and proprietary nature relating to Medicis' and its Affiliates' business

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

or operations, including non-public information concerning Medicis' products, processes, customers and suppliers and the products and processes of Medicis' customers and suppliers furnished to Q-Med by Medicis in connection with this Agreement (any of the foregoing, "CONFIDENTIAL MEDICIS INFORMATION"); provided, however, that Q-Med shall have the right to disclose any Confidential Medicis Information provided hereunder if such disclosure is necessary (a) in connection with the securing of any Regulatory Approvals or other governmental approval necessary for the performance by Q-Med of any of its obligations hereunder or under any other agreement with Medicis, (b) for the purpose of complying with applicable Laws and governmental regulations or (c) by Law or legal process. Q-Med shall promptly notify Medicis of Q-Med's intent to make any disclosure of Confidential Medicis Information prior to making such disclosure so as to allow Medicis adequate time to take whatever action Medicis may deem to be appropriate to protect the confidentiality of the Confidential Medicis Information and Q-Med will cooperate and provide any assistance that Medicis may reasonably request in connection with the foregoing. For the avoidance of confusion, all information provided by Medicis to Q-Med in connection with this Agreement shall be deemed Confidential Medicis Information unless Q-Med can demonstrate that such information is available to it from sources other than Medicis that are not under a duty of confidentiality with respect thereto. Q-Med shall use Confidential Medicis Information only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose. The confidentiality obligations set forth in this Section 11.1 shall continue in effect during the Term and for a period of ten (10) years after the end of the Term except that the confidentiality obligations with respect to any Confidential Medicis Information that constitutes a trade secret shall continue in effect for so long as such information remains a trade secret.

            11.2 Medicis' Obligation. Except for the proper exercise of any rights granted or reserved under other provisions of this Agreement and except for the information referenced in Section 11.3 which shall be subject to Section 11.3, Medicis agrees that it shall keep confidential, and shall cause its officers, employees, directors and counsel to keep confidential and shall not publish or otherwise divulge to a Third Party, other than any agents or representatives of Medicis (provided that such agents and representatives are informed of the confidential and proprietary nature of such information and agree in writing to the conditions set forth in this Article XI; and provided, further, that Medicis shall be responsible for any breach of this Section by such representatives and agents), or use for itself, unless Q-Med shall have given its prior written approval, any information (and all tangible and intangible embodiments thereof) of a confidential and proprietary nature relating to Q-Med's and its Affiliates' business or operations, including non-public information concerning the Licensed Rights, the Licensed Products or other products of Q-Med and its Affiliates, processes of Q-Med and its Affiliates, customers and suppliers and the products and processes of Q-Med's customers and suppliers, furnished to Medicis by Q-Med in connection with this Agreement (any of the foregoing, "CONFIDENTIAL SUPPLIER INFORMATION"); provided, however, that Medicis shall have the right to disclose any Confidential Supplier Information provided hereunder if such disclosure is necessary (a) in connection with the securing of any Regulatory Approvals or other governmental approval necessary for the performance by Medicis of any of its obligations hereunder or under any other agreement with Q-Med, (b) for the purpose of complying with applicable Laws and governmental regulations or (c) by Law or legal process. Medicis shall promptly notify Q-Med of Medicis' intent to make any disclosure of Confidential Supplier

Information prior to making such disclosure so as to allow Q-Med adequate time to take whatever action Q-Med may deem to be appropriate to protect the confidentiality of Confidential Supplier Information and Medicis will cooperate and provide any assistance that Q-Med may reasonably request in connection with the foregoing. For the avoidance of confusion, all information provided by Q-Med to Medicis in connection with this Agreement (included information subject to Section 11.3) shall be deemed Confidential Supplier Information unless Medicis can demonstrate that such information is available to it from sources other than Q-Med that are not under a duty of confidentiality with respect thereto. Medicis shall use Confidential Supplier Information only in connection with and for the purposes reflected in this Agreement and the other Transaction Agreements and for no other purpose. The confidentiality obligations set forth in this Section
11.2 shall continue in effect during the Term and for a period of ten (10) years after the end of the Term except that the confidentiality obligations with respect to any Confidential Supplier Information that constitutes a trade secret shall continue in effect for so long as such information remains a trade secret.

            11.3 Manufacturing Data and other Information. In addition to any of the foregoing confidentiality obligations, Medicis agrees that it shall keep confidential and shall not use or disclose, and shall cause its officers, employees, directors and counsel to keep confidential and to not use or disclose, any information or data (and all tangible and intangible embodiments thereof) of a confidential and proprietary nature relating to the Manufacture of the Licensed Products, or any other information or data related to the manufacture of any other products by Q-Med and/or its Affiliates of a confidential and proprietary nature, including any such information to which Medicis has access by virtue of the Regulatory Approvals for the Licensed Products. Notwithstanding the foregoing, Medicis shall have the right to use, and, to the extent required to have Licensed Products made in accordance with the Manufacturing License, disclose (provided that the Person to whom such disclosure is made is informed of the confidential and proprietary nature of such information and agrees in writing to be bound by the conditions set forth in this Section 11.3; provided, further, that Medicis agrees in writing to be responsible for any breach of these provisions by such Person) such information or data related to the Manufacture of Licensed Products that it may have access to by virtue of the Regulatory Approvals related to the Licensed Products (i) in the event that Q-Med has failed to comply with its obligation to provide an alternate manufacturer with the information required pursuant to Section 9.1(b) within the time period set forth in Section 9.1(b) or (ii) Medicis has exercised the Option in accordance with Section 10.1(b) herein. Notwithstanding the foregoing, Medicis shall have the right to disclose any such information or data provided hereunder if such disclosure is necessary (a) in connection with the securing of any Regulatory Approval or other governmental approval necessary for the performance by Medicis of any of its obligations hereunder or under any other agreement with Q-Med or its Affiliates, (b) for the purpose of complying with applicable Laws and governmental regulations or (c) by Law or legal process. Medicis shall promptly notify Q-Med of Medicis' intent to make such disclosure prior to making such disclosure so as to allow Q-Med adequate time to take whatever action Q-Med may deem to be appropriate to protect the confidentiality of such information and Medicis will cooperate and provide any assistance that Q-Med may reasonably request in connection with the foregoing. Medicis shall not be prohibited from using or disclosing any such information that (a) is or has become known to the public other than through a breach of this Agreement or (b) lawfully was disclosed to Medicis on a non-confidential basis by a Third Party not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Within the limits set forth in this
Section 11.3, Medicis
shall be entitled to use such information to the extent necessary to perform its obligations under this Agreement and the other Transaction Agreements.

            11.4 Permitted Disclosure Or Use Of Information. Nothing in this
Article XI shall prevent the disclosure or use of Confidential Medicis Information or Confidential Supplier Information, as the case may be, that (a) is or has become known to the public other than through a breach of this Agreement or (b) lawfully was disclosed to the disclosing Party on a non-confidential basis by a Third Party not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

            11.5 Use Of Information to Perform Obligations under this Agreement. Within the limits set forth in this Article XI, each Party shall be entitled at all times to use all Confidential Medicis Information or Confidential Supplier Information, as the case may be, provided by the other Party to the extent necessary to perform its obligations under this Agreement or any other Transaction Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

            12.1 Force Majeure. No Party shall be liable to another for its failure to perform any of its obligations hereunder if such failure is caused by contingencies beyond such Party's control, including, but not limited to, acts of God, fire, flood, wars, acts of terrorism, sabotage, strike and government actions. Any Party asserting its inability to perform any obligation hereunder as a result of any such contingency shall promptly notify the other Party of the existence of any such contingency that prevents performance and the extent of such Party's inability to perform. The non-performing Party shall use its reasonable best efforts to avoid or remove such causes of non-performance obligation as soon as commercially practicable.

            12.2 Assignment. Except as expressly otherwise provided herein, the Parties may only Transfer their respective rights and obligations hereunder in accordance with this Section 12.2.

            (a) Each of Q-Med and Medicis shall be entitled to Transfer its rights or obligations under this Agreement without the written consent of Medicis or Q-Med, as the case may be, to an Affiliate of Medicis Pharmaceutical or Q-Med, as the case may be, provided that Q-Med or Medicis Pharmaceutical, as the case may be, directly or indirectly, through one or more intermediaries, owns or controls greater than fifty percent (50%) of the voting securities or economic interest in such Affiliate and such Affiliate is able to provide and at all times update a valid Form W-8BEN in accordance with U.S. Treasury Regulation 1.1441-1(e)(4)(ii) (a "PERMITTED TRANSFEREE") for so long as such Affiliate continues to be a Permitted Transferee; provided, further, that such Transfer shall be null and void ab initio and of no further force and effect unless (i) such Transfer was affected in accordance with the terms and conditions of this Agreement, (ii) in connection with such Transfer, Q-Med executes and delivers to Medicis a guarantee substantially in the form attached hereto as Exhibit A, and
(iii) the Permitted Transferee, if not already a Party hereto, shall have executed and delivered to Medicis or Q-Med, as the case may be, as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to Q-Med or Medicis, as the case may be, confirming that the Permitted Transferee shall be bound by the terms of this Agreement to the same extent applicable to the transferring Party, as if such Permitted Transferee was originally a Party hereto. Any such Permitted Transferee shall, and Q-Med or Medicis, as the case may be, shall cause such Permitted Transferee to, assign or transfer back to (or to another Permitted Transferee of the transferred Party) its rights and obligations hereunder prior to such Permitted Transferee ceasing to be a Permitted Transferee of Q-Med or Medicis, as the case may be. Upon such Permitted Transferee ceasing to be a Permitted Transferee hereunder, any Transfer of rights and obligations hereunder shall be null and void from inception and of no further force or effect. A transferring party shall remain directly liable for the performance by its Permitted Transferee of all obligations of such transferring Party under this Agreement. No Transfer to a Permitted Transferee hereunder shall relieve Q-Med or Medicis of its obligations pursuant to this Agreement.

            (b) Commencing on the date on which all of the One Time Payments (other than the * * * Payment (as such term is defined in the License Agreement), which * * * Payment shall only be required to be paid and received as a condition to Transfer if as of the date of Transfer, such * * * Payment is then due and payable under the terms of the License Agreement) and the First Milestone Payment to be paid pursuant to the License Agreement have been paid to and received by Q-Med or its Affiliates (provided that all such payments may be prepaid at any time, regardless of whether such payments are then due under such agreements), Medicis or its Permitted Transferees shall be entitled, in accordance with this clause (b) to Transfer its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of Q-Med; provided, further, that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to Q-Med as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to Q-Med confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to Medicis or its Permitted Transferee as if such Third Party was originally a Party hereto and that such Third Party is, or as of the date of the proposed Transfer will be, a party to the License Agreement and (ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a right of termination pursuant to Section 8.2(d) herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that Q-Med may only withhold its consent in the event that Q-Med reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that the proposed Third Party transferee
* * *, (iv) does not have financial condition at least comparable to that of Medicis as of the Closing Date or (v) has been or is currently debarred under the authority of the FDCA or Canada's FDA and/or regulations thereunder.

            (c) Q-Med or its Permitted Transferee shall be entitled to Transfer its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of Medicis; provided that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to Medicis as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to Medicis confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to Q-Med or its Permitted Transferee as if such Third Party was originally a Party hereto and that such Third Party has, or as of the date of the proposed Transfer will have, the know-how and patents necessary to fulfill its obligations under and in accordance with this Agreement and (ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a right of termination pursuant to Section 8.3(c) herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that Medicis may only withhold its consent in the event that Medicis reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that (i) the proposed Third Party transferee does not have the financial condition to perform Q-Med's obligations under this Agreement, (ii) if Q-Med is not to be the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer the successor entity will not have a manufacturing capacity at least comparable to Q-Med's and its Affiliates' manufacturing capacity immediately prior to such proposed Transfer, (iii) such Transfer has not received all required Regulatory Approvals, or, if Q-Med and/or one of its Affiliates is not to be the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer, the proposed Third Party transferee will not have all Regulatory Approvals required for its performance of this Agreement or (iv) such proposed Third Party transferee has been or is currently debarred under the authority of the FDCA or under Canada's FDA and/or regulations thereunder.

            (d) Subject to the provisions of this Section 12.2, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the Parties.

            (e) Notwithstanding anything to the contrary contained elsewhere herein, Q-Med shall be entitled to engage a Third Party as provided in Sections 2.3, 9.1(b) and 10.3 herein to supply Medicis with Licensed Products for use in accordance with the terms and conditions of this Agreement and such action shall not be deemed a violation of this Section 12.2; provided that in such event Q-Med not be released from its obligations hereunder.

            (f) Other than as set forth in clause (e) above, Q-Med and Medicis, as the case may be, and each of their respective present and former officers, directors, employees and Affiliates shall be released and discharged of its respective rights and obligations pursuant to this Agreement and from any and all claims, rights, causes of actions or suits and recoveries related thereto upon the consummation of a Transfer to a Third Party in accordance with the terms and conditions set forth herein.

            12.3 Independent Contractor. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder, and, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholding and other employment related statutes applicable to that Party. Except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

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

            12.4 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

            If to Q-Med:

                   Q-Med AB
                   Seminariegatan 21
                   752 28 Uppsala, Sweden
                   Attention: Chief Executive Officer
                   Telephone No.: * * *
                   Facsimile No.: * * *

            with a copy to (which shall not constitute notice):

                   Simpson Thacher & Bartlett LLP
                   425 Lexington Avenue
                   New York, New York 10017
                   Attention: Richard A. Miller
                   Telephone No.: (212) 455-7150
                   Facsimile No.: (212) 455-2502

            If to Medicis:

                   Medicis Aesthetics Holdings Inc.
                   8125 N. Hayden Road
                   Scottsdale, Arizona 85258-2463
                   Attention: Jonah Shacknai
                   Telephone No.: * * *
                   Facsimile No.: * * *

            with a copy to (which shall not constitute notice):

                   Akin Gump Strauss Hauer & Feld LLP
                   590 Madison Avenue
                   New York, New York 10022
                   Attention: Susan Cohen
                   Telephone No.: (212) 872-1000
                   Facsimile No.: (212) 872-1002

            12.5 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of New York, excluding any Law that would result in the application of the Laws of any jurisdiction other than the State of New York and the

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

application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

            12.6 Arbitration. The Parties agree that any dispute arising out of or in connection with this Agreement, or the breach, termination, or invalidity hereof, shall be resolved as follows. In the event of a dispute between the Parties, either Party may initiate the dispute resolution procedures of this
Section 12.6 by providing written notice (the "NOTICE OF CLAIM") to the other Party identifying the dispute and stating the desire to resolve the dispute. After receiving the Notice of Claim, respondent will respond in writing by stating its position and setting forth a proposed resolution of the dispute. If claimant and respondent are not able to resolve the dispute within twenty (20) days thereafter, the matter in dispute shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the "ICC"). The arbitral tribunal shall be comprised of three arbitrators; the Party nominated arbitrators shall be appointed in accordance with the Rules of the ICC. The Party nominated arbitrators will have thirty (30) days to appoint a chair who shall have relevant expertise in the subject matter of the dispute and the applicable laws of the Territory. If they are unable to make such appointment within that time, then the chair shall be appointed in accordance with the Rules of the ICC, provided that the chair appointed by the ICC shall have relevant expertise in the subject matter of the dispute and the applicable laws of the Territory. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The Parties agree that the losing Party shall bear the cost of the arbitration filing and hearing fees, the cost of the arbitrators and the ICC administrative expenses and the attorney's fees and reasonable associated costs and expenses of each Party. The Parties agree to reasonable document discovery, provided the requesting Party makes a showing of relevance and need to the tribunal. Notwithstanding the foregoing, either Party may seek an immediate injunction from a court of competent jurisdiction (i) to prevent the disclosure of Confidential Medicis Information or Confidential Supplier Information, as applicable, in violation of Article XI herein or (ii) to prevent an assignment of this Agreement in violation of Section 12.2 herein.

            12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

            12.8 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            12.9 Entire Agreement. The Transaction Agreements, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

            12.10 Sales and Use Taxes. Medicis shall be responsible for the payment of any sales and use taxes on the Licensed Products delivered by Q-Med to Medicis.

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

            12.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

            12.12 Expenses. Except as set forth in this Agreement, Q-Med and Medicis will each bear their own expenses and the expenses of their respective Affiliates incurred in connection with the negotiation and preparation of this Agreement.

            12.13 Further Actions. Q-Med and Medicis each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

            12.14 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Q-Med or Medicis in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Q-Med or Medicis of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            12.15 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

            12.16 No Third Party Rights. Other than as set forth in Article IX and Section 12.21, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

            12.17 Construction. This Agreement will be deemed to have been drafted by both Q-Med and Medicis and will not be construed against either Party as the draftsperson hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

            12.18 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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

            12.19 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

            12.20 Publicity. Neither Party shall issue or release any media release or public announcement (including, without limitation, any announcements made via any posting on the World Wide Web or Internet), or other similar publicity announcing the existence of this Agreement or relating to any term or condition of this Agreement or the relationships created by this Agreement without three (3) Business Days' prior written notice, including by e-mail, to the other Party and the prior agreement of the other Party on the relevant wording relating to the Agreement or term or condition of the Agreement. Notwithstanding the foregoing, each Party shall have the right to issue media releases immediately and without the prior consent of the other Party that disclose any information required by the rules and regulations of the Securities and Exchange Commission, the Stockholm Stock Exchange or applicable Law; provided that the disclosing Party shall notify the other Party, including by e-mail, no later than simultaneously with such issuance of such issuance and shall use commercially reasonable efforts to provide a copy of the relevant wording relating to the Agreement, or any term or condition thereof or the other Party prior to the disclosure thereof. Q-Med shall contact Medicis' Investor Relations Group for approval. Medicis shall contact * * * for approval.

            12.21 Certain Affiliate Transfers. Neither Party shall (1) invest, directly or indirectly, in an Affiliate which has operations or conducts activities in the field of Aesthetic Enhancement, or (2) transfer or make available any of its activities, operations or assets in the field of Aesthetic Enhancement (including research and development, marketing, know-how or other intellectual property, management of regulatory relations and protection of intellectual property) to an Affiliate, without causing such Affiliate to enter into an agreement for the benefit of the other Party by which such Affiliate agrees to be bound by the provisions hereof in all relevant respects to the same effect as if such Affiliate had originally been a party hereto; provided, that Sections 7.4(a) or (b), as applicable, and Article XI shall be deemed in all cases to be relevant.

            12.22 Prior Transactions. Each Party acknowledges and agrees, on behalf of itself and each of its respective subsidiaries, that (a) nothing in any of the Transaction Agreements or in any other agreement, instrument or other document delivered in connection herewith or therewith (the "OTHER PAPERS"), and
(b) nothing discussed or delivered in connection with the negotiation of the Transaction Agreements or the Other Papers, including any correspondence, spreadsheets, notes, reports, memoranda or any full or partial drafts or prior versions of the Transaction Agreements or the Other Papers (the matters referred to in clause (a) and (b) are collectively, the "INADMISSIBLE MATTERS"), shall be admissible in any action, suit or proceeding relating to only the Prior Supply Agreement or the agreements entered into in connection therewith, unless the Parties otherwise agree in a writing referring to this Section 12.22; provided, however, that if an action, suit or proceeding relates in part to the Prior Supply Agreement (or the agreements entered into in connection therewith) and in part to any other matter, none of the Inadmissible Matters shall be admissible with respect to claims or defenses relating to the Prior Supply Agreement (or the agreements entered into in connection therewith). Each Party covenants and agrees, on behalf of itself and each of its respective subsidiaries, that it and they will not, directly or indirectly, do or cause to be done or omit to do

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

anything, the doing, causing or omitting of which would provide in discovery or introduce into evidence any of the Inadmissible Matters in any action, suit or proceeding relating to only the Prior Supply Agreement (or the agreements entered into in connection therewith), except as may be required by Law pursuant to a Third Party subpoena; provided, however, that if an action, suit or proceeding relates in part to the Prior Supply Agreement (or the agreements entered into in connection therewith) and in part to any other matter, none of the Inadmissible Matters shall be admissible with respect to claims or defenses relating to the Prior Supply Agreement (or the agreements entered into in connection therewith), except as may be required by Law pursuant to a Third Party subpoena.

            IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

                                     Q-MED AB

                                     By:    /s/ Bengt Agerup
                                        ----------------------------------------
                                        Name: Bengt Agerup
                                        Title: CEO

                                     MEDICIS AESTHETICS HOLDINGS INC.

                                     By:    /s/ Mark A. Prygocki, Sr.
                                        ----------------------------------------
                                        Name: Mark A. Prygocki, Sr.
                                        Title: Vice President